Exhibit 10.2

Offer of Employment Letter Agreement

December 19, 2007

Mr. Frank R. Mitchell

7409 Weaver Way

Prescott Valley, AZ 86314

Dear Frank:

ImageWare Systems, Inc. (“ImageWare”) is pleased to offer you the position of Vice President, Advanced Programs. We would like your start date to be Thursday, December 20, 2007.

You will be expected to perform various duties consistent with your position, as provided to you from time-to-time by your supervisor. ImageWare may change your position, duties and work location from time to time, as it deems necessary. You will report to me, Chairman and Chief Executive Officer, in the San Diego office located at 10883 Thornmint Road, San Diego, CA 92127.

If you accept this offer, your compensation will be $5,833.33 semi-monthly, less standard payroll deductions and all required withholdings.

You will be eligible for standard ImageWare benefits as in effect from time to time. ImageWare provided benefits become effective the first day of the month following sixty (60) days of employment. In your case, benefits will become effective March 1, 2008. It is currently the policy of ImageWare to provide health insurance premium coverage for the employee, plus one qualifying dependent. Please feel free to contact me at 858-673-8600 x113 should you have specific questions regarding benefits and/or ImageWare policies. Your Paid Time Off (PTO) will accrue at a rate equal to 120 hours per year or 15 days.

As an ImageWare employee, you will be expected to abide by ImageWare corporate policies. As a condition of employment, you will be required to sign and comply with the attached Employee Nondisclosure and Invention Assignment Agreement, which among other things, prohibits unauthorized use or disclosure of the proprietary information of ImageWare.

Please understand that all employees at ImageWare are considered to be “at will employees,” which means that no guarantee of employment is made or implied. You may terminate your employment with ImageWare at any time and for any reason whatsoever simply by notifying ImageWare. Likewise, ImageWare may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in writing signed by an authorized ImageWare officer.

All employees, with access to customer databases and information, are required to submit to and pass a criminal background investigation. Should an employee, whose essential functions and responsibilities require access to such databases and information, fail to submit to and pass a criminal background investigation that employee’s employment will immediately terminate.

10883 Thornmint Road San Diego, CA 92127 • p: 858.673.8600 F: 858.673.1700. • www.iwsinc.com

Frank R. Mitchell

December 19,2007

This letter, together with your Employee Nondisclosure and Invention Assignment Agreement, forms complete and exclusive statement of the terms of your employment with ImageWare. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. This offer is subject to satisfactory proof of your right to work in the United States as well as your fulfillment of all other necessary conditions required by state or federal law.

Please sign and date one copy of this letter, and return it to Sheryl Edwards attention at 10883 Thornmint Road, San Diego, CA 92127 or via the Human Resources confidential fax at 858-451-8338 within five (5) days of receipt, to indicate your acceptance of this offer. Retain a second copy for your records.

When reporting to your first day of employment, please be prepared to provide satisfactory evidence for eligibility of employment as required by federal law. Failure to provide satisfactory evidence for eligibility of employment may delay your employment status with ImageWare.

We are looking forward to a mutually rewarding relationship and believe in your ability to contribute to the future success of ImageWare. If you have any questions about this offer, please do not hesitate to call.

Sincerely,

/s/ Jim Miller
Jim Miller
Chairman/Chief Executive Officer

Acknowledgment and Acceptance:

I hereby accept the terms of my employment with ImageWare Systems, Inc. as set forth above and acknowledge that my employment with ImageWare Systems, Inc. is at-will.

/s/ Frank R. Mitchell	19 December, 2007
Frank R. Mitchell	Date

End : Employee Nondisclosure and Invention Assignment Agreement.

10883 Thornmint Road San Diego, CA 92127 • p: 858.673.8600 F: 858.673.1700. • www.iwsinc.com